UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

808 RENEWABLE ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	80-0651522
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

850 Tidewater Shores Loop, Suite 402 Bradenton, Florida	34208
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(631) 397-1111

Securities to be registered pursuant to Section 12(b) of the Act:

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.00001 par value
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Non-accelerated filer	☐
Accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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 EXPLANATORY NOTE

808 Renewable Energy Corporation is filing this General Form for Registration of Securities on Form 10, which we refer to as the Registration Statement, to register its common stock, par value $0.00001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Unless otherwise mentioned or unless the context requires otherwise, when used in this Registration Statement, the terms “808,” “Company,” “we,” “us,” and “our” refer to 808 Renewable Energy Corporation

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this Registration Statement, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Forward-looking statements may include, without limitation, statements regarding the plans and objectives of management for future operations, projections of income or loss, earnings or loss per share, capital expenditures, dividends, capital structure or other financial items, our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), and the assumptions underlying or relating to any such statement.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this Registration Statement, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this Registration Statement and the documents that we have filed as exhibits to this Registration Statement with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this Registration Statement are made as of the date of this Registration Statement, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

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Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We disclaim any obligation to update the forward-looking statements to reflect any new information or future events or circumstances or otherwise, except as required by law. Readers should read this in conjunction with the discussion under the caption “Risk Factors,” our financial statements and the related notes thereto, and other documents which we may file from time to time with the SEC.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this Registration Statement becomes effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission, or SEC. You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the website maintained by the SEC at http://www.sec.gov.

Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference. When this Registration Statement is effective, we will make available, through a link to the SEC’s website, electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports.

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Item 1. Business.

Overview

808 Renewable Energy Corporation (hereinafter the “Company”, “Our”, “We” or “Us”) is a general aviation and electric vehicle manufacturer and distributor, and our current product lines are AR-1 gyrocopter and electric reverse-trike vehicles, under the name Silverlight Aviation, LLC and Silverlight Electric Vehicles.

Background

The Company was originally organized under the laws of the State of Nevada in May 2009 under the name Tri-Energy Corporation. In August 2010 the Company changed its name to 808 Renewable Energy Corporation. In October 2018 the Company changed its name to Cool Events, Inc. and then back to 808 Renewable Energy Corporation in September 2019.

On March 15, 2021, the Company acquired fifty-five percent (55%) of the membership interest in SilverLight Aviation, LLC, a Florida limited liability company in the business of manufacturing and selling gyroplane kits to the general public throughout the United States.

On May 3, 2021 the Company entered into an Asset Purchase Agreement to acquire certain assets in the Trike field from Atelier de Motelage RB, Inc. in exchange for an aggregate of One Hundred Ninety Five Thousand ($195,000) Dollars.

In May 2021 the Company formed Silverlight Electric Vehicle Inc. as a sales arm for the Trike Division. The Company owns Fifty One Percent (51%) of Silverlight Electric Vehicle Inc. and Remy Breton owns Forty Nine Percent (49%).

Our principal executive offices are located at 850 Tidewater Shores Loop, Suite 402, Bradenton, Florida 34208, and our telephone number is (631) 397-1111.

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Business

The Company, through its subsidiaries, SilverLight Aviation, LLC and Silverlight Electric Vehicle Inc. is actively engaged in the design, development, manufacturing, distribution and marketing of reverse trikes and gyrocopters. We operate in two divisions, Aviation and Reverse Trike. We maintain a website at www.silverlightaviation.com for the Aviation Division and www.silverlightev.com (website is under construction) for the Reverse Trike Division. We are commencing our efforts to expand operations of the business and establish a global network of distributors and dealers. We have recently received an order from Taiwan for two AR-1 gyrocopters along with an option for 20 more.

Aviation Division

The Company is one of the only two gyrocopter manufacturers in the U.S. under the name of SilverLight Aviation, and is manufacturing a two-seat gyrocopter “AR-1” (American Ranger 1). A gyrocopter looks like a small helicopter but the main difference is there is no engine turning the main rotor. The rotor simply self-propelled (which we call “auto-rotate”) due to the way that the air flows through them. It also does not have a tail rotor. As the engine is not connected to the rotors, this means that a Gyrocopter is not seriously affected if the engine should stop in flight. This, together with a very short landing roll (we can land in a very small open space, about the size of a putting green). Today, Gyrocopters are one to three seat aeroplanes whose maximum take-off weight does not exceed 560 kgs.

The Company is also in the process of designing a brand-new Side-by-Side four-seater VTOL (vertical take-off & landing) model, it is scheduled to be completed within the next two years and certified under the FAA Experimental Type Certificate program.

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(AR-1) American Ranger 1 Gyroplane

The AR-1 is a modern gyroplane manufactured in the United States in our 12,000 square foot factory located in the greater Tampa Bay area of central Florida. We also offer buyers assistance at our facility. The AR-1 combines eye-catching design elements and style, balanced with ever-important safety features and performance. The AR-1 cuts through turbulence and high wind, for smooth and comfortable flying. With speeds ranging as high as 110 mph or as slow as 25 mph, you can enjoy a cross-country adventure or sight-see around your environment at a leisurely pace, while in complete control.

Performance

Unlike a helicopter, a gyroplane’s rotor blades are not connected to the engine, except during pre-rotation just before takeoff. The rotor blades auto-rotate by way of being loaded and traveling through air. Thus, a gyroplane does not need the engine to be in control in order to fly. Instead, the engine keeps the gyroplane moving forward, without losing altitude. In the event of an engine failure, the gyroplane will simply start to lose altitude and can land with almost zero roll – meaning it can touch down gently and then safely come to a stop. It needs a relatively small space (300 to 600 feet) to break ground on takeoff.

Gyroplane Stowing & Hauling

Gyroplanes are compact aircraft that can easily be stowed in a relatively small space, in a hangar or garage. Gyroplanes take up much less space than any aircraft with wings, and can be easily transported in a trailer.

Enclosure Options

The AR-1 gyroplane has a convertible option (AR-1C), with the choice of being fully-enclosed or having two windshields. This is a unique option, in its class and price range, giving the option to fly with a semi-open cockpit with windshields or with a fully-enclosed canopy with cabin heat for winter months. The enclosed canopy can also be ordered and installed at a later point by the factory or service station.

Engineering

Our rotor system is the venerable high-inertia Stella rotor system, which is an aluminum alloy rotor. The carriage is built on a high-strength welded stainless-steel frame, with a fiberglass composite streamlined fairing, with an effective tail for excellent stability and control. The AR-1’s controls are easily accessible and made primarily of metal tubes not push-pull control cables. The main landing gear is 7075-T6 aluminum leaf spring which supplies a slower spring back rate than composite leaf gear found in many production machines. Landing gear is covered by lift generating composite fairings. Hydraulic disc brakes are installed on both main wheels, with wheel pants.

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Additionally, the AR-1 is available powered by field-proven industry standard Rotax aircraft four-stroke power plants. It comes with a choice of either Rotax 912ULS (dual carbs) or 912iS (fuel injected) 100 HP engine or the turbocharged Rotax 914UL 115HP engine for better performance and operation at higher altitudes or the latest technology in Rotax aircraft engine line, Rotax 915iS, with fuel injected turbo charged 141 HP that can really kick things up.

Flight Dynamics

The AR-1’s gyro establishes new norms in modern pusher-style gyroplanes. The AR-1 has little coupling between power and yaw, and power and pitch. The AR-1’s high inertia rotor system and clean lines give it a better glide ratio and energy retention, making landing easier and more forgiving – even for beginner pilots. Its front (or nose) wheel is linked to the rudder for easier taxing, but also has trail which allows a good compromise in both ground handling and in lessening danger of a pilot touching down the nose wheel while the front wheel is angled sideways (like in a crosswind but there is still some forward speed left).

With these capabilities, it was anticipated that the improved safety, performance, reliability, maneuverability, and operating cost of our gyrocopters would permit them to compete with helicopters for most of their missions. Potential customers included:

•	Law enforcement (police, sheriff, border patrol, customs, drug interdiction);

•	Public service agencies (fire patrol, wildlife, land management);

•	Military (courier, armed surveillance, VIP transport, forward artillery control, ground attack, unmanned aerial vehicle);

•	Commercial (oil, gas, and power line patrol and inspection, land survey, aerial photography, crop spraying, herd management, air taxi service, corporate transport) and

•	Private (commuting, sport flying, training).

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Reverse-Trike Division

The Company has recently acquired the assets of three different models of reverse trikes (including the composite molds, jigs, sample vehicles, frames, and etc. ).

Our Product Lines will consist of the following:

•	High-End : Price Range $ 50,000.

The new Dagger Series with options of a 1400 cc Suzuki Hayabusa ICE ( Internal Combustion Engine ) high output performance engine, or a pure electric powertrain ( Plug-In EV ).

•	Mid-Level : Price Range $ 25,000.

The Arrow Series, with options of a 650 cc ICE engine with CVT ( continuously variable Transmission ), or a 20 KW ( Peak of 40 KW ) pure electric powertrain ( Plug-In EV ).

•	Low-End: Price Range $ 10,000.

Our entry-level Orca series, with option of a 250 cc ICE engine, or a 15 KW ( Peak of 30 KW ) pure electric powertrain ( Plug-In EV ).

These models are not yet being sold, but we hope to commence sales of our Orca series by the end of 2021.

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We plan to initiate a Tesla model sales network instead of a “Franchise Dealer Network” to market our reverse-trike products (both electric and gas-engine models), and we will recruit resellers. We have received our WMI (World Manufacturer Identification ), and we are working on our Florida DMV Manufacturer License at the moment too. Once acquired, we will have the capability to issue our VIN numbers, and start selling our new reverse-trike products. SilverLight Electric Vehicle Inc. has recently received its NHTSA (National Highway and Transportation Safety Administration Manufacturer Identification) number. This newly issued NHTSA number enables the company to issue VIN’s (Vehicle identification Number) for the sales of its electric reverse-trike products.

In addition, we hope to finalize our powertrain testing of two entry models - a convertible roadster model and a gull-wing fully enclosed cabin model. We expect the powertrain system will deliver up to 45 KW (60 HP) of peak output, up to 150 miles per charge with its 15 Kwh and 20 Kwh lithium-ion battery packs.

Government Regulation

The nature of aviation products has resulted in their manufacture being regulated by governments for public safety, national defense, and economic and/or political purposes. Such regulations vary widely by country, by product type and by usage. Our products and intended products are principally impacted by United States laws and regulations, but also by requirements in our potential export markets. As our products can be used for private, commercial, public agency or military purposes, their sale and operation are governed by regulations appropriate to each category. Developmental flight testing of our aircraft is carried out under exemption rules covering experimental aircraft. The following section reviews the principal regulations applicable to each category of our activities in the United States.

Intellectual Property

We do not currently own, and do not have any current plans to seek, any patents in connection with our existing and planned operations. We do not have any copyrights, trademarks, but we generally rely upon copyright, trademark and trade secret laws to protect and maintain our proprietary rights for our technology and products. Notwithstanding the steps we have taken to protect our intellectual property rights, third parties may infringe or misappropriate our proprietary rights. Competitors may also independently develop technologies that are substantially equivalent or superior to the technologies we employ in our products and services.

Competition

There are several companies offering or developing reverse trikes and gyrocopters, and there can be no assurance that direct competitors to our solutions will arise. The markets for our products are intensely competitive, continually evolving and subject to changing technologies. We face significant competition, including from companies that have entered this space much earlier than us and are better capitalized, with vertically integrated business models, larger than us, have more access to capital and have lower operating costs than we do. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products. These competitors may enter our existing or future markets with currencies that may be less expensive, that may provide higher performance or additional features or that may be introduced more quickly than our products. Our products are also competing with other forms of trikes and copters which are currently more widely accepted and used by the public.

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Employees

Currently we and our subsidiaries employ about 20 individuals. These individuals consist of management, assembly, sales and support staff. Some of these individuals are employed through outside sourcing companies.

Item 1A. Risk Factors.

Risks Related to Our Business

Our business is subject to significant government regulation that will increase our operating costs.

The nature of aviation and motor vehicles has resulted in their manufacture being regulated by governments for public safety, national defense, and economic and/or political purposes. Such regulations vary widely by country, by product type and by usage. Our products and intended products are principally impacted by United States laws and regulations, but also by requirements in our export markets. As our products can be used for private, commercial, public agency or military purposes, their sale and operation are governed by regulations appropriate to each category. Developmental flight testing of our aircraft is carried out under exemption rules covering experimental aircraft. The failure to comply with government regulation could adversely affect our operations.

Difficulties or delays in the development, production, testing and marketing of products could have a materially adverse effect on our business.

Difficulties or delays in the development, production, testing and marketing of products, could have a materially adverse effect. Our business is subject, in part, to regulatory procedures and administration enacted by and/or administered by the FAA. Accordingly, our business may be adversely affected in the event we are unable to comply with such regulations relative to our current products and/or if any new products and/or services to be offered by us can or may not be formally approved by such agency.

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Our potential international sales may be subject to local government laws, regulations and procurement policies and practices which may differ from U.S. Government regulations.

Our potential international sales may be subject to local government laws, regulations and procurement policies and practices which may differ from U.S. Government regulation, including regulations related to products being installed on aircraft, exchange controls, as well to varying currency, geo-political and economic risks. We also are exposed to risks associated with any relationships with foreign representatives, consultants, partners and suppliers for international sales and operations.

We may not be able to achieve our strategic initiatives and grow our business as anticipated.

Our strategic initiatives have required us to devote financial and operational assets to our activities. Our success depends on our ability to appropriately manage our expenses as we invest in these initiatives. If we are not able to execute on this strategy successfully or if our investments in these activities do not yield significant returns, our business may not grow as we anticipated, which could adversely affect our operating results.

Unfavorable global economic, business or political conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets, including conditions that are outside of our control, including the U.S. presidential election and the impact of health and safety concerns, such as those relating to the current COVID-19 outbreak. The most recent global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for bitcoin and our ability to raise additional capital when needed on acceptable terms, if at all. Any of the foregoing could harm our business and we cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact our business.

The future impact of the COVID-19 outbreak is highly uncertain, cannot be predicted and there is no assurance that the COVID-19 outbreak will not have a material adverse impact on the future results of the Company. The extent of the impact, if any, will depend on future developments, including actions taken to contain the coronavirus.

Any disruption of service at our facilities or our third-party providers could interrupt or delay our customers’ access to solutions, which could harm our operating results.

Any damage to, or failure of, our systems generally could result in interruptions in our services. Interruptions in our services may reduce our revenue, cause customers to terminate their subscriptions and adversely affect our attrition rates and our ability to attract new customers, all of which would reduce our revenue. Our business would also be harmed if our customers and potential customers believe our services are unreliable. Although we may not grow as we expect, if we fail to manage our growth effectively or to develop and expand our managerial, operational, and financial resources and systems, our business and financial results would be materially harmed.

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We may choose to raise additional capital. Such capital may not be available, or may be available on unfavorable terms, which would adversely affect our ability to operate our business.

We expect that our existing cash balances will be sufficient to meet our working capital and capital expenditure needs for the next twelve months. If we choose to raise additional funds, due to unforeseen circumstances or material expenditures, we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and any additional financings could result in additional dilution to our existing stockholders.

Our market is subject to changing preferences; failure to keep up with these changes would result in our losing market share, thus seriously harming our business, financial condition and results of operations.

Our customers expect frequent product introductions and have changing desires for new products and features. In order to be competitive, we need to develop and market new products and product enhancements that respond to these changing requirements on a timely and cost-effective basis. Our failure to do so promptly and cost effectively would seriously harm our business, financial condition and results of operations.

We have had a history of losses and may incur future losses, which may prevent us from attaining profitability.

We have had a history of operating losses since our inception and, as of December 31, 2021, we had an accumulated deficit of approximately $23,681,221. We may incur operating losses in the future, and these losses could be substantial and impact our ability to attain profitability. We do not expect to significantly increase expenditures for product development, general and administrative expenses, and sales and marketing expenses; however, if we cannot increase revenue growth, we will not achieve or sustain profitability or positive operating cash flows. Even if we achieve profitability and positive operating cash flows, we may not be able to sustain or increase profitability or positive operating cash flows on a quarterly or annual basis.

We cannot predict every event and circumstance that may impact our business and, therefore, the risks discussed herein may not be the only ones you should consider.

As we continue to grow our business, we may encounter other risks of which we are not aware as of the date of this Registration Statement. These additional risks may cause serious damage to our business in the future, the impact of which we cannot estimate at this time.

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We will need additional funding if we intend on growing. If we are unable to raise capital when needed, we would be forced to delay, reduce or eliminate our planned development.

We expect our expenses to increase in connection with our ongoing activities. Furthermore, upon the effectiveness of this Registration Statement, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate some or all of our research and development programs or commercialization efforts.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until the time, if ever, that we can generate substantial product revenues, we plan to finance our cash needs through some combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect the rights of our existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

There is substantial doubt about our ability to continue as a going concern

We have not generated any profit from combined operations since our inception. We expect that our operating expenses will increase over the next twelve months to continue our development activities. Based on our average monthly expenses and current burn rate, we estimate that our cash on hand will not sufficiently support our operation for the next twelve months. We do not expect to raise capital through debt financing from traditional lending sources since we are not currently generating a profit from operations. Therefore, we only expect to raise money through equity financing via the sale of our common stock or equity-linked securities such as convertible debt. If we cannot raise the money that we need in order to continue to operate our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail. If we are unsuccessful in raising additional financing, we may need to curtail, discontinue or cease operations.

Impact of COVID-19 on Our Business

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to several other countries and infections have been reported globally fiscal first quarter and potentially beyond.

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Because COVID-19 infections have been reported throughout the United States, certain federal, state and local governmental authorities have issued stay-at-home orders, proclamations and/or directives aimed at minimizing the spread of COVID-19. Additional, more restrictive proclamations and/or directives may be issued in the future. As a result, all of our office locations have been closed effective April 1, 2020.

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but is anticipated to have a material adverse impact on our business, financial condition and results of operations.

The measures taken to date will impact the Company’s business. Management expects that all of its business segments, across all of its geographies, will be impacted to some degree, but the significance of the impact of the COVID-19 outbreak on the Company’s business and the duration for which it may have an impact cannot be determined at this time.

Risks Related to Employee Matters and Managing Growth

Our future success depends on our ability to retain our chief executive officer and other key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on David Chen, our Chief Executive Officer, as well as the other principal members of our management team. We have not entered into an employment agreement with Mr. Chen, so there is nothing preventing him from terminating his employment with us at any time. We do not maintain “key person” insurance for any of our executives or other employees. The loss of the services of any of these persons could impede the achievement of our research, development and commercialization objectives.

In addition, we rely on consultants and advisors, to assist us in formulating our development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

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Risks Associated with Our Capital Stock

Because we will become a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we will not become a reporting company by conducting an underwritten initial public offering, or IPO, of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we were to become a public reporting company by means of an IPO because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development.

Our common stock may become subject to the SEC’s penny stock rules, which may make it difficult for broker-dealers to complete customer transactions and could adversely affect trading activity in our securities.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be less than $5.00 per share for some period of time and therefore would be a “penny stock” according to SEC rules, unless we are listed on a national securities exchange. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

●	make a special written suitability determination for the purchaser;

●	receive the purchaser’s prior written agreement to the transaction;

●

provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

●

obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If required to comply with these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

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The market price of our common stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our stock price may experience substantial volatility as a result of a number of factors, including:

●	sales or potential sales of substantial amounts of our common stock;

●	the success of competitive products or technologies;

●	announcements about us or about our competitors, including new product introductions and commercial results;

●	the recruitment or departure of key personnel;

●	developments concerning our licensors or manufacturers;

●	litigation and other developments;

●	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

●	variations in our financial results or those of companies that are perceived to be similar to us; and

●	general economic, industry and market conditions.

Many of these factors are beyond our control. The stock markets in general, and the market for aeronautic and vehicle companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors could reduce the market price of our common stock, regardless of our actual operating performance.

We have never paid and do not intend to pay cash dividends.

We have never paid cash dividends on any of our capital stock and we currently intend to retain future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be our common stockholders’ sole source of gain for the foreseeable future. Under the terms of our existing Articles of Incorporation, we cannot declare, pay or set aside any dividends on shares of any class or series of our capital stock, other than dividends on shares of common stock payable in shares of common stock, unless we pay dividends to the holders of our preferred stock. Additionally, without special stockholder and board approvals, we cannot currently pay or declare dividends and will be limited in our ability to do so until such time, if ever, that we are listed on a stock exchange.

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Our executive officers and directors have the ability to control all matters submitted to stockholders for approval.

Our executive officers and directors hold collectively 1,295,000,000 shares of our Common Stock, and as such, they would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act collectively, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Provisions in our Articles of Incorporation and by-laws and under Nevada law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our Articles of Incorporation and by-laws, respectively, may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which our common stockholders might otherwise receive a premium price for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors.

We will incur increased costs as a result of operating as a public reporting company, and our management will be required to devote substantial time to new compliance initiatives.

As a public reporting company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC, have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

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Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this Registration Statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this Registration Statement, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this Registration Statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Plan of Operation

The Company, through its subsidiaries, SilverLight Aviation, LLC and Silverlight Electric Vehicle Inc. is actively engaged in the design, development, manufacturing, distribution and marketing of reverse trikes (as of May 2021) and gyrocopters.

To continue operations for the next 12 months we will have a cash need of approximately $500,000. Should we not be able to fulfill our cash needs through the increase of revenue we will need to raise money through outside investors through convertible notes, debt or similar instrument(s), the Company has no committed external source of funds, and there is no guarantee we would be able to raise such funds. The Company plans to pay off current liabilities through sales and increasing revenue through sales of Company services and or products, or through financing activities as mentioned above.

Results from Operations – For the quarter ended March 31, 2021 as compared to March 31, 2020

Revenue

For the three months ended March 31, 2021 and 2020, the Company had total sales of $39,183 and $0, respectively. The lack of sales in 2020 was due to the pandemic and setting up our new facility at Gatewood Corporate Center in Bradenton, Florida.

Cost of Sales

            Total Cost of Sales for the three months ended March 31, 2021 was $22,688 as compared to $0 for the three months ended March 31, 2020. The increase in Cost of Sales was due to the marketing of our gyrocopter.

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Operating Expenses

Total operating expenses increased from $0 for the three months ended March 31, 2020 to $32,823 for the three months ended March 31, 2021. The increase was primarily due to the acquisition of the gyrocopter division.

Loss From Operations

As a result of the foregoing, our loss from operations was $16,328, for the period ended March 31, 2021, compared with $0 for the three months ended March 31, 2020. The increase in our overall loss from operations was primarily due to the ramping up of operations of our gyrocopter.

Other (Expense)

Other (Expense) of interest, related party increased from $0 to $2,891 for the three months ended March 31, 2020 as compared to the comparable period in 2021. This increase was due to the acquisition of our gyrocopter division.

Net Income (Loss)

For the period ended March 31, 2021 the Company had net loss of $20,272 compared to a $0 for the period ended March 30, 2020. The increase is primarily due to the costs of setting up the sales, operations and manufacturing and facilities.

Liquidity and Capital Resources

As of March 31, 2021, the Company had $1,482,997 in Total Assets, primarily consisting of $693,823 in cash, $25,000 in inventory and $2,382 in receivables, and Other Assets of $761,792. The Company had Total Liabilities of $1,248,643 as of March 31, 2021. Total Assets exceeded its Total Liabilities by approximately $234,354 as of March 30, 2021 primarily due the acquisition of the manufacturing facilities.

As of March 31, 2021, the Company has yet to achieve profitable operations, and while the Company hopes to achieve profitable operations in the future, if not it may need to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s principal sources of liquidity have been cash provided by operating activities, as well as its ability to raise capital. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to become profitable and continue growth for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses, the Company may not be able to maintain profitability. The Company’s ability to continue in existence is dependent on the Company’s ability to achieve profitable operations.

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Our cash flows for the period ended March 31, 2021 and 2020 are summarized below:

	Three months Ending March 31, 2021	Three months Ending March 31, 2020
Net cash (used by) operating activities	$(15,077)		$-
Net cash used in investing activities	$(305,266)		$-
Net cash provided by (used in )financing activities	$1,014,166		$-
Net Change in Cash	$693,823		$-
Cash at beginning of year	$-		$-
Cash at end of year	$693,823	$

Net Cash Used in Operating Activities

For the period ended March 31, 2021, ($15,077) net cash (used by) operating activities was primarily attributable to setting up operational controls, back-office equipment, and administrative tasks.

Net Cash Used in Investing Activities

For the period ended March 31, 2021, net cash used in investing activities was $305,266 due to the acquisition of the Company’s interest in Silverlight Aviation LLC, as compared to $0 for the period ended March 31, 2020.

Net Cash Provided by Financing Activities

For the period ended March 31, 2021, net cash provided by financing activities was $1,014,166. This was primarily due to a loan by an officer of the Company of $1,007,980. The change was due to increased financing received from related parties.

Results from Operations – For the year ended December 31, 2020 as compared to December 31, 2019

Revenue

For the years ended December 31, 2020 and 2019, the Company had no sales.

Operating Expenses

The Company had $5,658 in operating expenses for the year ended December 31, 2020 as compared to $50,000 for the year ended December 31, 2019. The decrease in operating expenses was due to a decrease of business activities.

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Loss From Operations

As a result of the foregoing, our loss from operations was $50,000, for the year ended December 31, 2019, compared with $5,658, for the year ended December 31, 2020. The decrease in our overall loss from operations was a result of a decrease in administrative costs.

Net Income (Loss)

For the year ended December 31, 2020 the Company had net loss of approximately ($5,658) compared to a net loss of ($50,000) for the year ended December 31, 2019, a decrease of $44,342. The decrease is primarily due to a decrease in company activities.

 Liquidity and Capital Resources

As of December 31, 2020 and 2019, the Company had $0 and $1,980.

As of December 31, 2020, the Company has yet to achieve profitable operations, and while the Company hopes to achieve profitable operations in the future, if not it may need to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s principal sources of liquidity have been cash provided by operating activities, as well as its ability to raise capital. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to become profitable and continue growth for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses, the Company may not be able to maintain profitability. The Company’s ability to continue in existence is dependent on the Company’s ability to achieve profitable operations.

To continue operations for the next 12 months we will have a cash need of approximately $500,000. Should we not be able to fulfill our cash needs through the increase of revenue we will need to raise money through outside investors through convertible notes, debt or similar instrument(s), the Company has no committed external source of funds, and there is no guarantee we would be able to raise such funds. The Company plans to pay off current liabilities through sales and increasing revenue through sales of Company services and or products, or through financing activities as mentioned above.

Net Cash Used in Operating Activities

For the year ended December 31, 2020, $5,658 net cash used in operating activities was primarily attributable to loss from operations, financed by an increase in accounts payable and accrued liabilities. For the year ended December 31, 2019, $50,000 net cash used in operating activities was due to increase in administrative expenses.

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Net Cash Provided by Financing Activities

For the year ended December 31, 2020, net cash provided by financing activities was $5,658 as compared to $50,000 for the year ended December 31, 2019. The change was due to increase in loans from a related party.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Notes to the Consolidated Financial Statements describes the significant accounting policies and methods used in the preparation of the Consolidated Financial Statements. Estimates are used for, but not limited to, contingencies and taxes. Actual results could differ materially from those estimates. The following critical accounting policies are impacted significantly by judgments, assumptions, and estimates used in the preparation of the Consolidated Financial Statements.

Loss Contingencies

The Company is subject to various loss contingencies arising in the ordinary course of business. The Company considers the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as its ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when management concludes that it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. The Company regularly evaluates current information available to us to determine whether such accruals should be adjusted.

Income Taxes

The Company recognizes deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the expected future tax return consequences of those differences, which are expected to be either deductible or taxable when the assets and liabilities are recovered or settled.

Recent Accounting Pronouncements

See Note 2 of the consolidated financial statements for discussion of Recent Accounting Pronouncements.

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Off-Balance Sheet Arrangements

We are not currently a party to, or otherwise involved with, any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recently Adopted Accounting Standards

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers: Topic 606, or ASU 2014-09. ASU 2014-09 establishes the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. In applying the new revenue recognition model to contracts with customers, an entity: (1) identifies the contract(s) with a customer; (2) identifies the performance obligations in the contract(s); (3) determines the transaction price; (4) allocates the transaction price to the performance obligations in the contract(s); and (5) recognizes revenue when (or as) the entity satisfies a performance obligation. The accounting standards update applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification. The accounting standards update also requires significantly expanded quantitative and qualitative disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2017. The Company adopted ASU 2014-09 effective January 1, 2018. The adoption of this standard had no material impact on the Company’s financial statements.

Item 3. Properties.

Currently the Company utilizes offices in the Gatewood Corporate Center, Florida, which occupies approximately 12,000 square feet, at a base monthly rent of $2,800, until May 2024. The Company leases this property The location will be used for the exhibition of the reverse trikes and gyrocopters, and will also have space for assembly of the vehicles.

Our office at Zephyrhills, Florida, occupies approximately 10,000 square feet of hanger space. The location is used for manufacturing parts for our AR-1 gyrocopters, and some customized assemblies. This location is being provided to the Company by the President of the Company free of charge.

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Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following tables set forth, as of June 30, 2021, certain information concerning the beneficial ownership of our capital stock, including our common stock by:

●	each stockholder known by us to own beneficially 5% or more of any class of our outstanding stock;

●	each director;

●	each named executive officer;

●	all of our executive officers and directors as a group; and

●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of any class of our outstanding stock.

As of June 30, 2021, the Company had authorized 5,000,000,000 shares of common stock and 20,000,000 shares of Preferred Stock. There were 1,395,221,422 shares of common stock and 0 shares of Preferred Stock outstanding as of June 30, 2021.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of June 30, 2021 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, we believe the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable.

Security Ownership of Management

Title of Class	Name and Address of Beneficial Owner	Amount and nature of beneficial ownership		Percent of Class
Common Stock	David Chen	1,295,000,000	(1)	92.8%
	Peter Yaugh Chen	0		0
	Executive Officers and Directors as a Group (2 persons)	1,295,000,000		92.8%

(1)	Shares are held in the name American Software Capital Inc., and entity of which David Chen is the President.

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Item 5. Directors and Executive Officers.

The names, positions, terms, and periods served of the Company’s present directors are set forth in the following table:

Name	Positions	Period of Service Began
David Chen	Chairman of the Board/CEO/President	2/11/2021
Peter Yaugh Chen	Director/CFO	2/11/2021

There are no agreements with respect to electing directors. The Board of Directors appoints officers annually and each executive officer serves at the discretion of the Board of Directors.

Director and Officer Biographical Information

David Chen – Chairman of the Board/CEO/President

David Chen has served as Chief Operating Officer of XT Energy Group, Inc. from July 2018 to March 2020. He has served as Executive Director, President and Chief Executive Officer of ASC, since July 2017, as Executive Director of Asia Pacific at Federal Aerospace Holdings Group, a general aviation development company since September 2015, as President of Sino Tech Jiu-Ding Energy Development Co., Ltd., a shale oil technology company, since May 2016, and as President of Inner Mongolia Aero Motor Group, a low-speed electric vehicle manufacturing company, since December 2017. He previously served as President of American Franchise Development Group from May 1998 to March 2008, and as Property Claims Manager at Transtate Insurance Company, a New York State Property & Casualty Insurer from June 1991 to July 1998. Mr. Chen received a master’s degree in Asian Studies from St. John’s University and an Executive degree in business administration from Tuck School of Business at Dartmouth. Mr. Chen obtained his bachelor’s degree in computer science from Southern Connecticut State University. Mr. Chen has received numerous awards for his business achievement, such as Minority Retailer of the Year in 2006 by U.S. Department of Commerce, Minority Business Development Agency, Overseas Chinese Model Businessman of the Year in 2006 by Republic of China (Taiwan), Businessman of the Year in 2007 by National Republican Congressional Committee Business Advisory Committee.

Peter Yaugh Chen – Director/CFO

Peter Yaugh Chen served as the Vice President, Development Operations as well as director of Development Operations at MiMedia, Inc. since 2014. Peter serves as Director and Executive Vice President of American Software Capital Inc. Peter is the brother of David Chen.

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Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

(1) had a petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) has been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (3)(i) above, or to be associated with persons engaged in any such activity;

(5) has been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) has been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

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(7) has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Conflicts of Interest – General

            Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporation opportunity, involved in participation with such other business entities. While the officers and directors of our business are engaged full time in our business activities, the amount of time they devote to other business may be up to approximately 15 hours per week.

Conflicts of Interest – Corporate Opportunities

Certain of our officers and directors may be directors and/or principal stockholders of other companies and, therefore, could face conflicts of interest with respect to potential acquisitions. In addition, our officers and directors may in the future participate in business ventures, which could be deemed to compete directly with us. Additional conflicts of interest and non-arms length transactions may also arise in the future in the event our officers or directors are involved in the management of any firm with which we transact business. Our Board of Directors has adopted a policy that we will not seek a merger with, or acquisition of, any entity in which management serve as officers or directors, or in which they or their family members own or hold a controlling ownership interest. Although the Board of Directors could elect to change this policy, the Board of Directors has no present intention to do so.

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Our officers and directors may actively negotiate or otherwise consent to the purchase of a portion of their common stock as a condition to, or in connection with, a proposed merger or acquisition transaction. It is anticipated that a substantial premium over the initial cost of such shares may be paid by the purchaser in conjunction with any sale of shares by our officers and directors which is made as a condition to, or in connection with, a proposed merger or acquisition transaction. The fact that a substantial premium may be paid to our officers and directors to acquire their shares creates a potential conflict of interest for them in satisfying their fiduciary duties to us and our other stockholders. Even though such a sale could result in a substantial profit to them, they would be legally required to make the decision based upon the best interests of us and our other stockholders, rather than their own personal pecuniary benefit.

Committees of the Board of Directors

We are managed under the direction of our board of directors. The board of directors has no nominating, auditing committee or a compensation committee. Therefore, the selection of person or election to the board of directors was neither independently made nor negotiated at arm’s length.

Executive Committee

The members of the Board of Directors serve as our executive committee.

Audit Committee

The members of the Board of Directors serve as our audit committee and as such our audit committee is not considered to have independent members or to be independent.

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Item 6. Executive Compensation.

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2020 and December 31, 2019, certain information regarding the compensation earned by the Company’s named executive officers.

Summary Compensation Table

Name and Principal Position (5)	Fiscal Year Ended December 31,	Salary ($)	Total ($)
David Chen, Chairman, CEO, President (1)	2019	$0	$0
	2020	0	0

Peter Yaugh Chen, CFO, Director (2)	2019	0	0
	2020	0	0

William Bossung (3)	2019	$0	$0
	2020	0	0

(1)	David Chin was named Chairman, CEO and President February 11, 2021.
(2)	Peter Yaugh Chen was named Director and CFO February 11, 2021.
(3)	Mr. Bossung served as an officer and director of the Company until resignation on February 11, 2021.

Director Compensation

Directors do not receive compensation for serving as a Director of the Company.

Employment Agreements

The Company does not have any written agreements with any of its executive officers.

Stock Option Plan and other Employee Benefits Plans

The Company does not maintain a Stock Option Plan or other Employee Benefit Plans.

 Overview of Compensation Program

We currently do not maintain a Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

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Compensation Philosophy and Objectives

The Board of Directors believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. As a result of the size of the Company, the Board evaluates both performance and compensation on an informal basis. Upon hiring additional executives, the Board intends to establish a Compensation Committee to evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative.

Role of Executive Officers In Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and directors of the Company.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Transactions with Related Persons

Amounts due to a related party are for advances made by an officer and controlling stockholder of the Company. The balance due of $3,678 as at December 31, 2020 is presented as due to related parties in the accompanying consolidated balance sheet. The amounts due are non-interest bearing and payable upon demand.

Promoters and Certain Control Persons

None.

List of Parents

None.

Director Independence

The Company has no independent directors.

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Item 8. Legal Proceedings.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

The Common Stock of the Company is currently trading on the Pink Sheets under the symbol “RNWR.” The following information reflects the high and low bid prices of the Company’s common stock on the Pink Sheets for the last two fiscal years ended December 31, 2020:

Quarterly period	High	Low
Fiscal year ended December 31, 2020:
First Quarter	$0.0369	$0.0052
Second Quarter	$0.0378	$0.0053
Third Quarter	$0.0297	$0.0066
Fourth Quarter	$0.0492	$0.0104

Fiscal year ended December 31, 2019:
First Quarter	$0.1610	$0.0330
Second Quarter	$0.1100	$0.0500
Third Quarter	$0.2000	$0.0600
Fourth Quarter	$0.0950	$0.0048

Holders

As of June 30, 2020, there were 1,395,221,422 shares of common stock outstanding, which were held by approximately 525 record holders.

Dividends

We have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

The Company does not currently maintain any Equity Compensation Plans.

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Item 10. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of common stock, and preferred stock issued, and options granted, by us during the last two fiscal years, that were not registered under the Securities Act. Also included is the consideration, if any, received by us, for such shares and options and information relating to the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Effective February 11, 2021, the Company agreed as part of a Stock Purchase Agreement to sell 1,295,000,000 shares of its $0.00001 par value common stock to American Software Capital, Inc. (“ASCI”) in exchange for $80,000 in cash. ASCI is controlled by David Chen, an officer and director of the Company.

Item 11. Description of Registrant’s Securities to be Registered.

We are registering on this Registration Statement only our common stock, the terms of which are described below. As of March 31, 2021, we had 2,500,000,000 authorized shares of common stock, par value $0.00001 per share and we had 20,000,000 authorized shares of preferred stock, par value $0.00001 per share. However, because we have preferred stock authorized, none of which is currently outstanding, but can be issued following the effectiveness of this Registration Statement, we also describe below the terms of our preferred stock to the extent such terms qualify the rights of our common stock.

Common Stock

Subject to the voting rights of the Company’s preferred stock, at any meeting of the shareholders, every shareholder of common stock is entitled to vote and may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

Each shareholder shall have one vote for every share of stock entitled to vote, which is registered in his name on the record date for the meeting, except as otherwise required by law or the Articles of Incorporation.

All elections of directors shall be determined by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Except as otherwise required by law or the Articles of Incorporation, all matters other than the election of directors shall be determined by the affirmative vote of the holders of a majority of the shares entitled to vote on that matter and represented in person or by proxy at a meeting of shareholders at which a quorum is present.

The Company’s Articles of Incorporation does not provide for cumulative voting or preemptive rights.

Preferred Stock

No shares of Preferred Stock are outstanding as of March 31, 2021, December 31, 2020, March 31, 2020 and December 31, 2019.

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Item 12. Indemnification of Directors and Officers.

The Company’s directors and executive officers are indemnified as provided by the Nevada General Corporation Law and our Articles of Incorporation. These provisions state that certain persons (hereinafter called “lndemnitees”) may be indemnified by a Nevada corporation pursuant to the provisions of applicable law, namely, any person (or the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company will indemnify the Indemnitees in each and every situation where the Company is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Company will also indemnify the Indemnitees in each and every situation where, under the aforesaid statutory provisions, the Company is not obligated, but is nevertheless permitted or empowered, to make such indemnification. Before making such indemnification with respect to any situation covered under the foregoing sentence, the Company will make a determination as to whether each Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee’s conduct was unlawful. No such indemnification shall be made (where not required by statute) unless it is determined that such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee’s conduct was unlawful.

Item 13. Financial Statements and Supplementary Data.

The information required by this item may be found beginning on page F-1 of this Registration Statement and are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

We have had no disagreements with our independent auditors on accounting or financial disclosures.

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Item 15. Financial Statements and Exhibits.

(a)	Financial Statements

808 RENEWABLE ENERGY CORPORATION AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Accounting Firm	F-1

Consolidated Balance Sheets – March 31, 2021, December 31, 2020, March 31, 2020 and December 31, 2019	F-2

Consolidated Statements of Operations – Three Months Ended March 31, 2021 and 2020 and Twelve Months Ended December 31, 2020 and 2019	F-3

Consolidated Statement of Changes in Stockholders’ Equity – Twelve months ended December 31, 2019 and the three months ended March 31, 2020 and the Twelve months ended December 31, 2020 and the three months ended March 31, 2021

F-4

Consolidated Statements of Cash Flows – Three Months Ended March 31, 2021 and 2020 and the Twelve Months Ended December 31, 2020 and 2019	F-5

Notes to Consolidated Financial Statements	F-6 - F-13

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Gries & Associates, LLC Certified Public Accountants 400 South Colorado Blvd, Ste 870 Denver, Colorado 80246

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
808 Renewable Energy Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of 808 Renewable Energy Corporation (the Company) as of December 31, 2020 and 2019, and the related statements of operations, stockholders’ deficit and cash flows for the years then ended and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the period then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has has incurred losses since inception of $23,681,221, and has not received any revenues These factors create an uncertainty as to the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emphasis of Matters-Risks and Uncertainties

The Company is not able to predict the ultimate impact that COVID -19 will have on its business. However, if the current economic conditions continue, the pandemic could have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company plans to operate.

/s/ Gries & Associates, LLC

We have served as the Company’s auditor since 2021.

Denver, Colorado July 20, 2021

blaze@griesandassociates.com 400 South Colorado Blvd, Suite 870, Denver, Colorado 80246 (O)720-464-2875 (M)773-255-5631 (F)720-222-5846

F-1

808 Renewable Energy Corporation and Subsidiary

Consolidated Balance Sheets

	March 31,	December 31,	March 31,	December 31,
	2021	2020	2020	2019
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash in bank	$693,823	$-	$-	$-
Inventory	25,000	-	-	-
Receivables - related party	-	-	1,980	1,980
Receivables - other	2,382	-	-	-
Total current assets	721,205	-	1,980	1,980
Other assets
Goodwill	693,142	-	-	-
Intangible asset, net of accumulated amortization of $26,350	66,650	-	-	-
Deposits	2,000	-	-	-
Total other assets	761,792	-	-	-
Total assets	$1,482,997	$-	$1,980	$1,980

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current liabilities
Accounts payable	$4,931	$-	$-	$-
Accrued liabilities	237	-	-	-
Accrued liabilities, related party	2,548	-	-	-
Loans payable	73,733	-	-	-
Loans payable, related party	62,063	3,678	-	-
Total current liabilities	143,512	3,678	-	-
Long-term liabilities
Note payable, related party	1,000,000	-	-	-
Note payable - EIDL	29,723	-	-	-
Note payable - PPP	75,408	-	-	-
Total long-term liabilities	1,105,131	-	-	-
Total liabilities	1,248,643	3,678	-	-

Commitments and Contingencies	-	-	-	-

STOCKHOLDERS' EQUITY
Preferred stock, $0.00001 and $0.001 par value, respectively; 20,000,000 shares authorized; none issued and outstanding at March 31, 2021, December 31, 2020, March 31, 2020 and December 31, 2019	-	-	-	-
Common stock, $0.00001 par value and $0.001 par value, respectively; 2,500,000,000 shares authorized; 1,395,221,422 and 196,721,427 issued and outstanding at March 31, 2021 and December 31, 2020, respectively	13,952	196,721	196,721	196,721
Additional paid in capital	23,669,777	23,480,822	23,480,822	23,480,822
Accumulated deficit	(23,701,493)	(23,681,221)	(23,675,563)	(23,675,563)
Non-controlling interest	252,118	-	-	-
Total stockholders' equity (deficit)	234,354	(3,678)	1,980	1,980

Total liabilities and stockholders' equity	$1,482,997	$-	$1,980	$1,980

The accompanying notes are an integral part of these financial statements.

F-2

808 Renewable Energy Corporation and Subsidiary

Consolidated Statements of Operations

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2021	2020	2020		2019
	(Unaudited)	(Unaudited)

Sales	$39,183	$-		$-		$-

Cost of Sales
Purchases	19,107	-		-		-
Labor	3,581	-		-		-
Total cost of sales	22,688	-		-		-
Gross profit	16,495	-		-		-

Operating expenses
Amortization	264	-		-		-
Filing fees	8,858	-		4,158		-
Professional fees - accounting	13,772	-		-		-
General and administrative - other	9,929	-		1,500		50,000
Total operating expenses	32,823	-		5,658		50,000

Loss from operations	(16,328)	-		(5,658)		(50,000)

Other (expenses)
Interest, related party	(2,891)	-		-		-

Loss before income taxes	(19,219)	-		(5,658)		(50,000)

Income taxes	-	-		-		-

Loss before non-controlling interest	(19,219)	-		(5,658)		(50,000)

Less non-controlling interest	1,053	-		-		-

Net loss	$(20,272)	$-		$(5,658)		$(50,000)

Net loss per common share
Basic and diluted	$ *	$ *	$	*	$	*

Weighted average number of common shares
Basic and diluted	795,971,425	196,721,427		196,721,427		196,721,427

_______________

* Net loss is less than $0.01 per share.

The accompanying notes are an integral part of these financial statements.

F-3

808 Renewable Energy Corporation and Subsidiary

Consolidated Statement of Stockholders' Equity

	Preferred Stock Series D		Preferred Stock Series F		Common Stock		Additional		Non-	Total Stockholders'
	No Par Value		$0.001 Par Value		$0.00001 Par Value		Paid-in	Accumulated	controlling	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Deficit)	Interest	(deficit)

BALANCES, January 1, 2019	-	$-	-	$-	196,721,427	$196,721	$23,480,822	$(23,625,563)	$-	$51,980
Net loss for the period								(50,000)		(50,000)
BALANCES, December 31, 2019	-	-	-	-	196,721,427	196,721	23,480,822	(23,675,563)	-	1,980
Net loss for the period								-		-
Balances, March 31, 2020	-	-	-	-	196,721,427	196,721	23,480,822	(23,675,563)	-	1,980

Balances December 31, 2019					196,721,427	196,721	23,480,822	(23,675,563)	-	1,980
Net loss for the period	-	-	-	-				(5,658)		(5,658)
Balances December 31, 2020	-	-	-	-	196,721,427	196,721	23,480,822	(23,681,221)	-	(3,678)
Change in par value of common shares	-	-	-	-	-	(194,754)	194,754	-	-	-
Repurchase of common shares	-	-	-	-	(96,500,005)	(965)	(72,849)	-	-	(73,814)
Sale of common shares for cash	-	-	-	-	1,295,000,000	12,950	67,050	-	-	80,000
Non-controlling
interest at time
of acquisition of
SilverLight Aviation LLC	-	-	-	-	-	-	-	-	251,065	251,065
Net loss for the period	-	-	-	-	-	-	-	(20,272)	1,053	(19,219)
BALANCES, March 31, 2021	-	$-	-	$-	1,395,221,422	$13,952	$23,669,777	$(23,701,493)	$252,118	$234,354

The accompanying notes are an integral part of these financial statements.

F-4

808 Renewable Energy Corporation and Subsidiary

Consolidated Statements of Cash Flows

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2021	2020	2020	2019
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net loss from continuing operations attributable to common stockholders	$(20,272)	$-	$(5,658)	$(50,000)
Adjustments to reconcile net loss to net cash
flows used in operating activities:
Amortization	264	-	-	-
Changes in:
Accounts payable	4,931	-	-	-
Accrued liabilities, related party	2,548	-	-	-

Net cash (used by) operating activities	(15,077)	-	(5,658)	(50,000)

INVESTING ACTIVITIES
Net cash used in investing activities
Purchase of subsidiary, net of cash acquired	(305,266)	-	-	-

FINANCING ACTIVITIES
Sale of common shares	80,000	-	-	-
Repurchase of common shares	(73,814)	-	-	-
Loans from related party, net of repayment	1,007,980	-	5,658	50,000
Net cash provided by financing activities	1,014,166	-	5,658	50,000

NET CHANGE IN CASH	693,823	-	-	-

CASH, Beginning	-	-	-	-

CASH, Ending	$693,823	$-	$-	$-

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
Interest paid	$-	$-	$-	$-
Income taxes paid	$-	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

F-5

Note 1 – Organization and History

On May 13, 2009, 808 Renewable Energy Corporation, (the “Company”), was incorporated in Nevada as Tri-Energy, Inc. for the purpose of acquiring and managing renewable energy products.

On or around March 2016, the Company failed to file reports with the Securities and Exchange Commission and has since abandoned and ceased all operations. A shareholder and affiliate of the officer/director of the Company filed with the court in Nevada a petition to act as the custodian for the Company and was granted such authority in September 2018. The custodian paid outstanding debts of the Company and filed the necessary documents to bring the Company into compliance with state authority and to maintain such compliance. On July 19, 2019, the shareholder was removed as custodian of the Company. See Note 3 – Debt.

On March 15, 2021, the Company acquired fifty-five percent (55%) of the membership interest in SilverLight Aviation LLC (“SLA LLC”), a Florida limited liability company, that has been in business for approximately ten years and specializes in the design, manufacture and sale of gyroplane kits to the general public throughout the United States. See Note 4 – Significant Acquisition.

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying balance sheet at March 31, 2021 and the statement of operations, statement of stockholders’ equity and the statement of cash flows for the three months ended March 31, 2021 include the accounts of 808 Renewable Energy Corporation and its fifty-five (55%) percent owned subsidiary, SilverLight Aviation LLC. The accompanying balance sheet at December 31, 2020 and 2019, respectively, and the statement of operations and the statement of cash flows for the three months ended March 31, 2020 include only the accounts of 808 Renewable Energy Corporation All intercompany balances have been eliminated during consolidation.

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates include the fair value of assets and liabilities, income taxes and the valuation allowances related to deferred tax assets and contingencies.

F-6

Revenue recognition

The Company follows the provisions of Accounting Standards Update (“ASU”) No. 2014 - 09, Revenue from Contracts with Customers (Topic 606), using the full retrospective transition method. The Company’s adoption of ASU 2014 - 09 did not have a material impact on the amount and timing of revenue recognized in its consolidated financial statements.

Under ASU 2014 - 09, the Company recognizes revenue when control of the promised services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The Company derives its revenues from the sale of gyroplane kits to the general public. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its contracts:

Identify the contract with a customer;

Identify the performance obligations in the contract;

Determine the transaction price;

Allocate the transaction price to performance obligations in the contract; and

Recognize revenue as the performance obligation is satisfied.

Impairment of Long-Lived Assets

In accordance with authoritative guidance on accounting for the impairment or disposal of long-lived assets, as set forth in Topic 360 of the ASC, the Company assesses the recoverability of the carrying value of its long-lived assets when events occur that indicate an impairment in value may exist. An impairment loss is indicated if the sum of the expected undiscounted future net cash flows is less than the carrying amount of the assets. If this occurs, an impairment loss is recognized for the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.

Other Comprehensive Loss

The Company has no material components of other comprehensive loss and accordingly, net loss is equal to comprehensive loss for the period.

Income Taxes

The Company uses the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the accounting bases and the tax bases of the Company’s assets and liabilities. The deferred tax assets are computed using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.

F-7

The Company’s deferred income taxes include certain future tax benefits. The Company records a valuation allowance against any portion of those deferred income tax assets when it believes, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized.

The Company has adopted ASC guidance regarding accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the consolidated financial statements and applies to all income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the consolidated financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. At March 31, 2021, December 31, 2020, March 31, 2020 and December 31, 2019 there were no uncertain tax positions that required accrual.

Business Combination

The Company accounts for acquisitions in accordance with guidance found in ASC 805, Business Combinations. The guidance requires consideration given, including contingent consideration, assets acquired and liabilities assumed to be valued at their fair values at the date of acquisition. The guidance further provides that acquisition costs will generally be expenses as incurred and changes in deferred tax asset valuations and income tax uncertainties after the acquisition date generally will affect income tax expense.

ASC 805 requires that any excess of purchase price over the fair value of assets acquired, including identifiable intangibles and liabilities assumed be recognized as goodwill and any excess of fair value of acquired net assets, including identifiable intangible assets over the acquisition consideration results in a gain from bargain purchase. Prior to recording a gain, the acquiring entity must reassess whether assets acquired and assumed liabilities have been identified and recognized and perform re-measurements to verify that the consideration paid, assets acquired and liabilities assumed have been properly valued.

Goodwill

In accordance with generally accepted accounting principles, goodwill cannot be amortized, however, it must be tested annually for impairment. This impairment test is calculated at the reporting unit level. The goodwill impairment test has two steps. The first identifies potential impairments by comparing the fair value of a reporting unit with its book value, including goodwill. If the fair value of the reporting unit exceeds the carrying amount, goodwill is not impaired and the second step is not necessary. If the carrying value exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of goodwill with the carrying amount. If the implied goodwill is less than the carrying amount, a write-down is recorded. Management tested goodwill at the date of acquisition for impairment to indicate if impairment occurred. See Note 3 – Fair Value Measurement.

F-8

Loss per Share

Basic net loss per common share of stock is calculated by dividing net loss available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is calculated by dividing net loss by the weighted-average number of common shares outstanding, including the effect of other dilutive securities. The Company’s had no potentially dilutive securities issued as of and during the three months ended March 31, 2021 and 2020 and the twelve months ended December 31, 2020 and 2019.

Off-Balance Sheet Arrangements

As part of its ongoing business, the Company has not participated in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (SPEs), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. For the period through March 31, 2021, the Company has not been involved in any unconsolidated SPE transactions.

Going Concern

The Company had a stockholder’s deficit of $23,681,221 at December 31, 2020 and $23,701,493 at March 31, 2021, and has incurred losses from operations since inception and expects to continue to generate operating losses and negative cash flows for the foreseeable future. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The continued operations of the Company are dependent upon its ability to raise additional capital, obtain additional financing, and/or acquire or develop a business that generates sufficient positive cash flows from operations.

Subsequent Events

The Company evaluates events and transactions after the balance sheet date but before the consolidated financial statements are issued.

Note 3 – Fair Value Measurements

The Company applies the authoritative guidance applicable to all financial assets and liabilities required to be measured and reported on a fair value basis, as well as to non-financial assets and liabilities measured at fair value on a non-recurring basis, including impairments of long-lived assets. The fair value of an asset or liability is the amount that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Observable inputs are inputs that market participants would use in valuing the asset or liability based on market data obtained from sources independent of the Company. Unobservable input are inputs that reflect the Company’s assumptions of what market participants would use in valuing the asset or liability based on the information available in the circumstances.

Financial and non-financial assets and liabilities are classified within the valuation hierarchy based upon the lowest level of input that is significant to the fair value measurement. The Company’s policy is to recognize transfers in and out of the fair value hierarchy as of the end of the reporting period in which the event or change in circumstances caused the transfer. The Company has consistently applied the valuation techniques discussed below in all periods presented. The hierarchy is organized into three levels based on the reliability of the inputs as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities; or

Level 2: Quoted prices in active markets for similar assets and liabilities and inputs, quoted prices for identical or similar assets or liabilities in markets that are not active and model-derived valuations whose inputs or significant value drivers are observable; or

Level 3: Unobservable pricing inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

F-9

The Company measured the financial or non-financial assets and liabilities at March 31, 2021 as there was a significant acquisition at March 15, 2021 within the valuation hierarchy during the three months ended March 31, 2021. As such, there was no impairment recorded during the three months ended March 31, 2021.

Note 4 – Significant Acquisition

Effective March 15, 2021, the Company acquired fifty-five (55%) of the membership interest of SLA LLC. SLA LLC is a Florida private manufacturing and retail company of gyroplane kits. The acquisition was accounted for using the acquisition method in accordance with ASC 805.

The following table presents the allocation of the consideration given to the assets acquired and liabilities assumed, based on their fair values at March 15, 2021:

Consideration Given
Cash		$1,000,000

Allocation of Consideration Given
Current assets	$718,779
Intangible asset	66,650
Goodwill	693,142
Other assets	2,000

Total assets		$1,480,571

Current liabilities	124,375
Long-term liabilities	105,131

Total liabilities		229,506

Non-controlling interest fair value at time of acquisitiion of SLA LLC		(251,065)

Net assets acquired		$1,000,000

F-10

Note 5 – Debt

Government Debt

On April 16, 2020, SLA LLC borrowed $37,000 from the Small Business Administration as part of the Paycheck Protection Program (“PPP”) in exchange for an unsecured promissory note at the rate of one percent (1%) per annum whereby the promissory note will be repaid over a period of twenty-four (24) months with the first payment due twelve months after the date of the loan. At March 31, 2021, SLA LLC owes $37,706 in principal and accrued interest.

On February 12, 2021, SLA LLC borrowed $37,500 from the Small Business Administration as part of the Paycheck Protection Program in exchange for an unsecured promissory note at the rate of one percent (1%) per annum whereby the promissory note will be repaid over a period of sixty (60) months with the first payment due ten months after the date of the loan. At March 31, 2021, SLA LLC owes $37,702 in principal and accrued interest.

The PPP loans have such terms and provisions whereby SLA LLC maybe able to have the entire amount forgiven by the government and that amount is not yet known at the time of these consolidated financial statements.

On June 13, 2020, SLA LLC borrowed $29,000 from the Small Business Administration in exchange for a secured promissory note at the rate of 3.75% per annum whereby the promissory note will be repaid over a period of thirty (30) years beginning with the first payment due twelve months after the date of the loan in the amount of $142 per month. The promissory note is collateralized by the tangible and intangible property of SLA LLC. At March 31 2021, SLA LLC owes $29,723 in principal and accrued interest.

Due to Related Party

On March 1, 2021, the Company’s majority shareholder loaned the Company $1,000,000 in order for the Company to acquire a 55% percent membership interest in SilverLight Aviation LLC in exchange for the Company issuing an unsecured promissory note at the rate of three percent (3%) per annum with all unpaid and accrued principal and interest due in full on March 1, 2023. At March 31, 2021, the Company owes $1,000,000 in principal plus accrued interest of $2,548.

During the three months ended March 31, 2021, a shareholder and affiliate of the officer/director of the Company, paid various trade payables on behalf of the Company in the amount of $2,508. and on March 9, 2021, the Company repaid in full its amount owed of $6,186.

During the three months ended March 31, 2021, the Company’s majority shareholder paid various trade payables on behalf of the Company in the amount of $11,658 and, therefore at March 31, 2021, the Company owes the shareholder an amount of $11,658.

During the three months ended March 31, 2021, an officer of the Company incurred various expenses and at March 31, 2021, the Company owes the officer an amount of $50,405.

F-11

Note 6 – Stockholders’ Equity

Preferred Stock

The Company’s capital stock at March 31, 2021, December 31, 2020, March 31, 2020 and December 31, 2019 consists of 20,000,000 authorized shares of $0.00001 and $0.001 par value preferred stock, respectively.

Series D Convertible

On September 29, 2014, the Board of Directors established the Series D Preferred Stock, consisting of 8,000,000 shares with no par value. The Series D Preferred Stock shareholders are entitled to receive cumulative quarterly dividends at the rate of $0.15 per share per annum and will share in any liquidation, or dissolution, preference to any other distribution to the holders of common shares, an amount equal to $1.25 for each outstanding share. The holders of the Series D Preferred Stock shall have the right to convert, at their option, 24 months after the date of issuance, into common shares at a price equivalent to 40% of the Company’s average market price for ten trading days prior to conversion. The Series D Preferred Stock will automatically convert to common stock upon the earlier of (i) 24 months from the purchase date or (ii) the date specified by written consent or agreement of the holders of a majority of the outstanding shares of Series D Preferred Stock. At March 31, 2021, December 31, 2020, March 31, 2020 and December 31, 2019, there are no shares of Series D Preferred Stock issued and outstanding.

Series F Convertible

On November 14, 2018, the Board of Directors established the Series F Preferred Stock, consisting of 1,500,000 shares with a par value of $0.001 per share. The Series F Preferred Stock shareholders shall have the right, at their option, at any time at the date of issuance, into common shares of the Company equal to 0.00006% of the total issued and outstanding share of common stock of the Company upon conversion, the number of common shares to be issued shall represent the same percentage of the issued and outstanding shares of common stock that the Series F Preferred Stock holder had prior to conversion. At March 31, 2021, December 31, 2020, March 31, 2020 and December 31, 2019, there are no shares of Series F Preferred Stock issued and outstanding.

Common Stock

The Company’s capital stock at March 31, 2021 and December 31, 2020 consists of 2,500,000,000 authorized shares of $0.00001 and $0.001 par value common stock, respectively, and there are a total of 1,395,221,422 and 196,721,427 shares of issued and outstanding, respectively.

F-12

Effective February 10, 2021, the shareholders and board of directors of the Company authorized a change to the par value of its common and preferred stock from $0.001 to $0.00001.

Effective February 11, 2021, William Bossung, a majority shareholder and officer/director of the Company, agreed to accept from the Company $80,000 in exchange for: (i) full satisfaction of debt owed by the Company to Bossung in the amount of $6,186, and (ii) repurchase and cancellation of 96,500,005 shares of the Company’s common stock owned by Bossung and valued at $73,814. Also, simultaneously Mr. Bossung resigned from his positions as being the sole director of the Company as well as his various officer roles and no longer holds any position in the Company.

Effective February 11, 2021, the Company agreed as part of a Stock Purchase Agreement to sell 1,295,000,000 shares of its $0.00001 par value common stock to American Software Capital, Inc. (“ASCI”) in exchange for $80,000 in cash. ASCI is controlled by David Chen, an officer and director of the Company.

Subsequent Events

On May 3, 2021 the Company entered into an Asset Purchase Agreement to acquire certain assets in the reverse Trike industry from Atelier de Motelage RB, Inc. in exchange for an aggregate of One Hundred Ninety Five Thousand ($195,000) Dollars.

In May 2021 the Company formed Silverlight Electric Vehicle Inc. as a sales arm for the Trike Division. The Company owns Fifty One Percent (51%) of Silverlight Electric Vehicle Inc. and Remy Breton owns Forty Nine Percent (49%).

F-13

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

808 Renewable Energy Corporation
(Registrant)

Date: July 20, 2021	By:	/s/ David Chen
David Chen
President

32

EXHIBIT INDEX

Exhibit	Description

3.1	Bylaws

3.2	Articles of Incorporation filed with the State of Nevada May 13, 2019

3.3	Certificate of Correction filed with State of Nevada August 5, 2009.

3.4	Certificate of Amendment to Articles of Incorporation filed with the State of Nevada August 14, 2009.

3.5	Amended and Restated Articles of Incorporation filed with the State of Nevada December 10, 2009.

3.6	Certificate of Amendment to Articles of Incorporation filed with the State of Nevada March 24, 2010.

3.7	Articles of Exchange filed with the State of Nevada August 20, 2010.

3.8	Amended and Restated Articles of Incorporation filed with the State of Nevada January 28, 2011.

3.9	Articles of Exchange filed with the State of Nevada June 27, 2011.

3.10	Certificate of Designation filed with the State of Nevada July 3, 2014.

3.11	Certificate of Designation filed with the State of Nevada October 16, 2014.

3.12	Certificate of Amendment to Articles of Incorporation filed with the State of Nevada October 1, 2018.

3.13	Certificate of Custodian filed with the State of Nevada October 1, 2018.

3.14	Certificate of Amendment to Articles of Incorporation filed with the State of Nevada October 15, 2018.

3.15	Certificate of Amendment to Articles of Incorporation filed with the State of Nevada November 14, 2018.

3.16	Certificate of Amendment to Articles of Incorporation filed with the State of Nevada December 12, 2018.

3.17	Certificate of Amendment to Articles of Incorporation filed with the State of Nevada July 2, 2019.

3.18	Certificate of Designation filed with the State of Nevada July 5, 2019.

3.19	Certificate of Dissolution filed with the State of Nevada May 29, 2019.

3.20	Certificate of Correction filed with the State of Nevada June 5, 2020.

3.21	Articles of Exchange filed with the State of Nevada September 11, 2020.

3.22	Certificate of Correction filed with the State of Nevada February 9, 2021.

3.23	Certificate of Amendment to Articles of Incorporation filed with the State of Nevada March 18, 2021.

10.1	Stock Purchase Agreement dated February 11, 2021 between 808 Renewable Energy Corporation and American Software Capital Inc.

10.2	Promissory Note dated March 1, 2021 between 808 Renewable Energy Corporation and American Software Capital Inc.

10.3	Limited Liability Company Membership Interest Purchase Agreement dated March 15, 2021 between 808 Renewable Energy Corporation and Silverlight Aviation, LLC.

10.4	Asset Purchase Agreement dated April 3, 2021 between 808 Renewable Energy Corporation and Atelier de Motelage RB, Inc.

21.	Subsidiaries

33